Exhibit 99.2

BUSINESS

Our Company

We are a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and underbanked consumers. We serve our customers through our over 1,500 current retail storefront locations and our multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. Our networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. We believe we operate one of the largest online unsecured short-term consumer lending businesses by revenue and loan portfolio in the United Kingdom. We also believe that, by virtue of our secured pawn lending operations in the United Kingdom, Scandinavia, Poland, Romania and Spain, we are the largest pawn lender in Europe measured by loan portfolio. For the twelve month period ended March 31, 2014, we generated revenue of $1,041.3 million and Adjusted EBITDA of $193.5 million. For a description of Adjusted EBITDA and a reconciliation to net (loss) income, see “Adjusted EBITDA Reconciliation.”

We believe that our customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with us rather than with banks or other financial institutions due to the range and convenience of services that we offer, the multiple ways in which they may conduct business with us and our high-quality customer service. Our products and services, principally our unsecured short-term consumer loans, secured pawn loans, check cashing and gold buying services, provide customers with access to cash for living expenses and other needs. In addition to these core offerings, we strive to offer our customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

At March 31, 2014, our global retail operations consisted of 1,535 retail storefront locations, of which 1,525 are company-owned financial services stores. In addition to our retail stores, we also offer online unsecured short-term consumer loans in the United Kingdom, Canada, the Czech Republic, Spain, Sweden and Poland. We offer longer-term unsecured loans in Poland through in-home servicing, installment loans in the United Kingdom and Canada and a consumer line of credit and a goods and services payment card product in Finland. In addition, our DFS subsidiary provides fee-based services to enlisted military personnel applying for loans to purchase new and used vehicles through our branded Military Installment Loan and Education Services, or MILES®, program.

We continue to seek opportunities to expand upon and diversify our core financial services businesses. We have expanded our Internet lending business since our fiscal 2011 acquisition of Purpose U.K. Holdings Limited, one of the largest online providers of unsecured short-term consumer loans by revenue in the United Kingdom, leveraging our scalable technology and back-office support capabilities of DFC Nordic Oyj to launch an Internet lending business in Poland in February 2012, the Czech Republic in October 2012 and Spain in March 2013. We expect to further extend our Internet lending capabilities into other countries in the future. We have also expanded our secured pawn lending businesses. We acquired Sefina Finance AB in December 2010, which we believe to be the largest pawn lender, measured by loan portfolio and store count, in each of Sweden and Finland. In March 2012, we acquired a chain of eight retail pawn and gold buying stores in Spain. Through acquisitions in November 2013 and March 2014, we acquired 28 additional stores, primarily located in the Andalusian and Catalonian regions of Spain. Through these acquisitions, together with organic growth since 2012 (which added 23 retail stores, including one high-end pawn store in Madrid), we have grown our total store count in Spain to 61 locations. Also, in May 2013, we acquired Express Credit Amanet S.R.L., a chain of 32 retail locations in Romania, offering secured pawn lending mainly on gold jewelry and small-size high-value electronics. We also offer secured pawn lending in a significant majority of our retail locations in the United Kingdom as well as through our high-end Suttons & Robertsons stores in England and Spain, and grew our secured pawn lending to approximately 200 of our Canadian retail stores during fiscal 2013. Also in 2013, we began offering secured pawn lending on gold jewelry as a pilot program in 32 of our US retail stores and have expanded that product offering there in fiscal 2014, including through the opening of our first high-end Suttons & Robertsons store in New York City. Internet-based lending and secured pawn lending generated $243.6 million and $89.9 million, respectively, of revenue for the twelve month period ended March 31, 2014, representing 23.4% and 8.6%, respectively, of our total revenue for the period.

Our Industry and Customers

We operate in a sector of the non-bank financial services industry that serves the basic needs of customers needing quick and convenient access to cash and other financial services. These needs are primarily evidenced by demand for unsecured short-term loans, secured pawn loans, check cashing, gold buying, money transfers and orders, prepaid debit cards, foreign currency exchange and other services. Consumers who use these services are often underserved by banks and other financial institutions.

We believe that customers for our products and services generally fall into two categories:

•	asset limited, income constrained and employed—to which we refer as the ALICE demographic; and

•	asset rich, temporarily illiquid—to which we refer to as the ARTI demographic.

Generally, ALICE customers are service sector workers, small business owners, or employees of small businesses. ALICE customers typically hold more than one lower paying job in order to satisfy their monthly bills and living expenses. Many of these individuals periodically require short-term loans to provide cash necessary for living and other episodic or unexpected expenses. They may not be able, or even desire, to obtain loans from banks as a result of their immediate need for cash, the irregular receipt of payments from their employers, a lack of tangible collateral or the unavailability of bank loans in small denominations for relatively short periods of time.

ARTI customers can fall within several income and wealth categories, with the common characteristic among the demographic being ownership of asset collateral, such as gold jewelry, quality watches and timepieces and other items of value. The ARTI demographic includes temporarily unemployed individuals in need of short term credit, individuals and small business owners with the need to access funds in advance of expected income streams, and high net worth individuals with irregular income streams such as commission sales. Unlike the ALICE demographic, which generally does not have tangible assets by which to collateralize their credit needs, we and other participants in our industry allow ARTI customers to leverage the tangible value of their possessions to obtain access to credit on a secured basis for a cost that is generally less than the fees associated with unsecured short term loans, for which we and other lenders in our industry have no security or collateral other than the promise of the borrower to repay the loan.

Despite the inherent demand for basic financial services, physical access to banks has become increasingly difficult for a significant segment of consumers. Many banks have chosen to close their less profitable or lower-traffic locations and to otherwise reduce the hours during which they operate at such locations. Typically, these closings have occurred in areas where the branches have failed to attract a sufficient base of customer deposits. This trend has resulted in fewer convenient alternatives for basic financial services in many neighborhoods. Furthermore, traditional banks have tended in recent years to eliminate, or have made it difficult or relatively expensive to obtain, many of the services that unbanked and underbanked consumers desire.

As a result of these developments, a significant number of businesses offer financial services to service-sector and self-employed individuals such as the ALICE and ARTI demographics. The providers of these services are generally fragmented, and range from specialty finance offices to retail stores in other industries that offer ancillary financial services. While our core customers have historically valued physical access to retail locations to meet their financial services needs, technological advancements have made, and continue to make, Internet and other electronic means of delivering our services a convenience that a portion of our customers value highly.

We believe that the size of both the ALICE and ARTI demographics is increasing in the markets in which we operate as a result of the overall increase in the population in each of those markets as well as an increase in the number of self-employed, small business and service sector jobs as a percentage of the total workforce in those markets. While the mix of products offered may vary, we believe that the markets in each of the countries in which we operate will continue to grow as a result of a diminishing supply of competing banking services as well as underlying demographic trends.

Our Markets

We operate primarily in four broad geographical markets: the United Kingdom and the Republic of Ireland, Canada, the United States and Other Europe (Sweden, Finland, Poland, Spain, the Czech Republic and Romania). The following chart illustrates our consolidated revenue by geography for the twelve month period ended March 31, 2014:

For more information regarding our consolidated revenue by geography, please see note 17 to our June 30, 2013 audited consolidated financial statements and note 12 to our March 31, 2014 interim unaudited consolidated financial statements.

The United Kingdom and the Republic of Ireland

We believe there are approximately 240 short-term consumer lenders in the UK market, with the top 50 lenders accounting for 90% of the market and only approximately seven lenders with 100 or more alternative retail financial services locations each. Based upon revenues, we believe we have a leading market share in the retail channel in the United Kingdom. In addition, we believe we operate one of the largest online unsecured short-term consumer lending businesses measured by revenue and loan portfolio in the United Kingdom.

As of March 31, 2014, our retail store network in the United Kingdom consisted of 592 retail financial services stores. Our stores are located in each of the constituent countries of the United Kingdom, with 492 locations in England, 51 locations in Scotland, 29 locations in Northern Ireland and 20 locations in Wales as of March 31, 2014. We also have two stores in the Republic of Ireland, which we manage along with our UK retail stores. During fiscal 2013, we opened or acquired 67 new retail stores in the United Kingdom. We have opened or acquired 16 stores in the United Kingdom and the Republic of Ireland during fiscal 2014 (net of store closures).

Our financial services stores in the United Kingdom typically offer unsecured short-term consumer loans, secured pawn loans, gold buying, check cashing, Western Union money transfer products, reloadable Visa® or MasterCard® prepaid debit cards, foreign currency exchange and other ancillary products and services. Most of our stores in the United Kingdom operate under the name The Money Shop. We also offer our unsecured short-term consumer loan products in the United Kingdom via the Internet, primarily under the PaydayUK, Payday Express and Ladder Loans brands.

In addition to our traditional financial services stores and Internet operations in the United Kingdom, our retail financial services store network includes four traditional pawn shops located in Edinburgh and Glasgow, Scotland, and nine high-end pawn shops in London and other major cities in England.

Canada

We believe that we are the leading alternative financial services company in Canada serving unbanked and underbanked consumers. We operate the largest alternative financial services retail store network in Canada based upon revenues and profitability. We estimate that, across Canada, there are approximately 1,500 individual outlets offering short-term single-payment consumer loans and/or check cashing, including only two other networks of stores exceeding 100 locations. As of March 31, 2014, our Canadian network consisted of 491 retail financial services stores, of which 481 are company-owned and ten are operated by franchisees. We are located in 12 of the 13 Canadian provinces and territories, with 249 locations in Ontario, 81 locations in British Columbia, 75 locations in Alberta, 19 locations in Manitoba and 67 locations in the other Canadian provinces and territories as of March 31, 2014. We have at least one store in nearly every Canadian city with a population exceeding 50,000. The provincial regulatory regime in Canada has proven to be stable since changes in 2009 and 2010, and we have been able to capture significant market share since that time.

Our Canadian stores typically offer unsecured short-term consumer loans, check cashing, Western Union money transfer products, foreign currency exchange, prepaid Visa debit cards, secured pawn lending, gold buying and other ancillary products and services. We also offer our unsecured short-term consumer loan products over the Internet to residents of Alberta, Nova Scotia, Ontario, Saskatchewan and British Columbia.

United States

As of March 31, 2014, we operated a total of 293 retail financial services stores in 15 states. Depending on location, our financial services store locations in the United States offer some or all of a range of financial products and services, including unsecured short-term consumer loans, check cashing, Western Union money transfer products, reloadable Visa prepaid debit cards, gold buying, secured pawn lending and other ancillary services. We operate our stores in the United States primarily under the Money Mart trade name and, in Florida, under The Check Cashing Store brand. In fiscal 2014, we opened our first high-end Suttons & Robertsons store in New York City as well.

We also provide fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an agreement with a third-party lender through our MILES® program.

Other Europe

Outside the United Kingdom and the Republic of Ireland, we have European operations in Sweden, Finland, Poland, Spain, the Czech Republic and Romania.

We have retail pawn lending operations in Sweden and Finland, which began with our fiscal 2011 acquisition of Sefina Finance AB, the leading pawn lending business in Scandinavia. Sefina, which has a more than 125 year operating history, provides pawn loans primarily secured by high value gold jewelry, diamonds and watches. As of March 31, 2014, our Scandinavian retail operations consisted of 22 retail pawnbroking locations in Sweden conducting business under the name Sefina and 13 retail store locations in Finland operating under the name Helsingin Pantti.

On March 15, 2012, we acquired Super Efectivo S.L., a secured pawn lending and gold buying business operating eight stores predominantly in Madrid, Spain. Through acquisitions in November 2013 and March 2014, we acquired 28 additional stores, primarily located in the Andalusian and Catalonian regions of Spain. Through these acquisitions, together with new stores we have opened since 2012, we have grown our total store count in Spain to 61 locations as of March 31, 2014.

In May 2013, we acquired Express Credit Amanet S.R.L., a chain of 32 retail locations in Romania offering pawn lending on gold jewelry and small-size, high-value electronics.

We offer a consumer line of credit product and a goods and services payment card product in Finland. We also offer Internet-based unsecured short-term consumer loans in Sweden through Risicum Capital. We have also successfully leveraged the DFC Nordic Internet lending platform to offer loans in Poland, the Czech Republic and Spain.

In Poland, we offer relatively longer-term consumer installment loans through Optima, S.A. These loans have terms of approximately 40-50 weeks in duration with an average loan amount of $250 to $500. These loans include an in-home servicing feature. Customer sales and service activities are managed through an extensive network of local commission based representatives across seven provinces in Poland. We also operate a network of 29 retail financial services stores in Poland. Our Polish retail stores currently offer unsecured short-term loans, gold buying, secured pawn lending, Western Union money transfer products and other financial services.

Our Competitive Strengths

We believe that the following competitive strengths position us well for continued growth:

Leading Market Positions

We have leading market positions in Canada and Europe, particularly in the United Kingdom. We operate the largest retail network in Canada based upon revenues and profitability, consisting of 491 retail financial services stores located in 12 of the 13 Canadian provinces and territories with at least one store in nearly every Canadian city with a population exceeding 50,000. In the United Kingdom, we operate one of the largest online unsecured short-term consumer lending businesses measured by revenue and loan portfolio and have the largest network of alternative financial services retail locations with 592 stores as of March 31, 2014. We acquired Sefina Finance AB in December 2010, which we believe to be the largest pawn lender, measured by loan portfolio and store count, in each of Sweden and Finland. We also believe that, by virtue of our secured pawn lending operations in the United Kingdom, Scandinavia, Poland, Romania and Spain, we are the largest pawn lender in Europe measured by loan portfolio. We believe our leading market position and strong brand recognition will position us for organic growth in our core geographies.

Diversified Product, Channel and Geographic Mix

We offer a wide range of consumer financial products and services to meet the needs of our customers, including unsecured short-term consumer loans, secured pawn loans, check cashing and gold buying services. In addition to these core offerings, we offer our customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange. The continued growth of our eCommerce segment, representing 23.4% of revenue during the twelve month period ended March 31, 2014, has allowed us to further diversify our product offering, geographic scope and customer base. We believe the Internet allows us to reach a broader range of consumers, serve these consumers more efficiently and quickly adapt and develop new products to serve their evolving needs. Our broad geographic reach includes operations in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. We expect that continued development in existing and new markets will further diversify our revenues.

Successful History of Organic Growth, Expansion into New Markets and Development of New Products

Since July 1, 2009, we have entered six new countries, opened 354 new retail locations and acquired 232 retail locations through acquisitions. During the same period, we added gold buying and secured pawn lending to our product offerings and began offering online loans in the United Kingdom in 2009. Revenue from our eCommerce segment has grown to $243.6 million as of the twelve month period ended March 31, 2014, from zero revenues, in fiscal 2008. Additionally, we have experienced a compound annual growth rate of 6% in our retail segment during the same period. We believe our ability to grow organically in existing markets, efficiently enter new markets and rapidly develop new products well positions us to continue serving our diverse customer base as their preferences and needs continue to evolve.

Established Business with Significant Scale and Strong Cash Flow Profile

We have an attractive business model as one of the largest global consumer finance companies in our industry. Our business has historically produced significant free cash flow with limited maintenance capital expenditure requirements. During the twelve month period ended March 31, 2014, we generated $193.5 million of adjusted EBITDA with limited maintenance capital expenditure. Our business has also been resilient in economic downturns as we were able to grow our revenue and adjusted EBITDA through the recession of 2008 and 2009. We use our significant cash flow for debt service as well as capital to grow our business organically and through acquisitions.

Underwriting, Systems and Loan Servicing

We have a proprietary credit scoring model and nuanced customer lending criteria that are tailored to each of the products we offer and geographies we serve, allowing us to effectively underwrite the unique risk profile of our customer base. Similarly, our point-of-sale systems and operating policies are specifically designed to facilitate compliance with all applicable regulatory requirements in each of the jurisdictions in which we operate. Additionally, our models are designed to provide management with rapid access to credit scoring data, as well as the ability to promptly adjust loan underwriting. We operate through centralized collection facilities in each core country, which we believe enables us to maintain consistent and efficient collections and to monitor and adjust our collection practices while allowing store employees to focus on customer service, resulting in greater customer loyalty.

Proven Ability to Navigate Complex Regulatory Environments

We take a leadership position in our industry to promote fair and equitable practices among the members of our industry, and strive to be an industry leader in regulatory compliance. We maintain active dialogue and working relationships with the regulatory agencies with oversight for our markets and products. As new regulations have been implemented across several of the regions in which we operate, we have successfully adapted and often gained market share. This typically occurs as smaller companies are unable to either adapt to the new regulations or are unwilling or unable to incur the additional costs needed to comply. Following regulatory changes in Canada in 2009 and 2010, we were able to capture significant market share and grew Canadian revenue from $147 million in fiscal 2008 to $319.2 million during the twelve month period ended March 31, 2014. Similarly, we believe the changing regulatory environment in the United Kingdom may provide an opportunity for us to increase market share over time. We believe the new lending requirements in the United Kingdom may benefit lenders that have developed more robust underwriting, compliance and collections practices. We have made significant investments to comply with the recent regulations, including expanding collection and call center facilities, upgrading technology to support traditional collection practices and recruiting highly experienced personnel in the United Kingdom.

Deep Management Team Supported by Leading Financial Sponsor

We have a highly experienced and motivated management team at both the corporate and operational levels. Our executive officers and senior management team have long tenure including extensive experience in the financial services industry and multi-unit retail operations. Our management has been instrumental in managing our business to adapt to evolving regulatory environments across geographies. Collectively, this team has demonstrated the ability to grow our business through operational leadership, strategic vision and experience in selecting and integrating acquisitions. Following the Merger, we will benefit from the support of Lone Star, a global private equity firm with affiliate offices in North America, Europe, and Asia that has made more 380 investments in over 1,100 transactions at an aggregate purchase price of more than $98 billion since the establishment of its first fund in 1995. We expect to benefit from access to a broad potential acquisition pipeline from Lone Star’s global origination network and Lone Star’s ability to help us evaluate and execute on opportunistic acquisitions, allowing management to focus on the business operations.

Our Strategy

Our business strategy is designed to capitalize on our competitive strengths and enhance our leading position in each of the markets in which we operate, to enter new markets and to strengthen our overall business. Key elements of our strategy include:

Continue to Grow Our Retail Network and Market Share

We intend to continue to grow our store network through de novo store development and key acquisitions while adhering to a disciplined selection process. Since 1990, we have completed more than 100 acquisitions worldwide that have added over 900 company-owned financial services stores to our network, as well as new products, lending and other services platforms and expanded into additional countries, generally with a focus on serving the service sector workforce, small businesses and underbanked consumers.

Channel Diversification

In addition to expanding our network of financial services stores, we also intend to continue our efforts to diversify into new business lines and financial platform delivery methods that complement our existing businesses. In fiscal 2012 and 2013, we leveraged the Internet lending platform of DFC Nordic and our other credit analytics knowledge and technology capabilities to offer Internet lending in Poland, the Czech Republic and Spain. We believe we can further capitalize on this expertise and expand our Internet lending business to other countries.

Introduction of Related Products and Services

We strive to offer a broad range of products and services that enable our customers to manage their personal finances more effectively, and we continue to expand our service offerings to our customers. For example, during fiscal 2009, we began providing gold buying services in the United Kingdom, and expanded these services to Canada and the United States in fiscal 2010. In fiscal 2012, we introduced secured pawn lending in certain of our Canadian retail stores and have expanded our Canadian pawn lending to approximately 200 retail locations with further growth expected in fiscal 2014. Also in 2013, we began offering secured pawn lending on gold jewelry as a pilot in our US retail stores and have expanded that product offering to 36 stores. Our broad product and geographic mix provides a diverse stream of revenue growth opportunities that we believe distinguishes us from others in our industry.

Maintain our Customer-Driven Retail Philosophy

We strive to maintain our customer-service-oriented approach and to meet the basic and diversified financial service needs of our customers. We believe our approach differentiates us from many of our competitors and is a key tenet of our employee training programs. In our retail locations, we offer extended operating hours in clean, attractive and secure store locations to enhance appeal and stimulate store traffic. In certain locations, we operate stores that are open 24 hours a day. Our Internet lending operations offer customers additional access to our unsecured short-term consumer loan and other products.

Industry Leadership

We work to promote fair and equitable practices among the members of our industry, and strive to be an industry leader in regulatory compliance. We take an active leadership role in numerous trade organizations in most of the jurisdictions in which we operate that represent our industry interests, promote best practices within the industry and foster strong working relationships with regulatory agencies with oversight for our markets and products. We are currently members of Consumer Finance Association, Consumer Credit Trade Association, the Credit Services Association and the National Pawn Association in the United Kingdom; the Canadian Payday Loan Association, the Community Financial Services Association of America; the Conference of Financial Companies in Poland; and Svenska Pantbanksföreningen (Swedish Pawnbroker Association) in Sweden. Each of these organizations has adopted a code of conduct or practice among its members designed to promote responsible lending practices in the consumer and pawn loan industries and to ensure that customers have complete information about their loan and are treated fairly and in compliance with the laws applicable to their loan. We strive to strictly adhere to each of those codes, and actively support and monitor the compliance of other group members with those guidelines.

Our Products and Services

The following chart illustrates our consolidated revenue from each of our products and services, as a percentage of total consolidated revenue, for the twelve month period ended March 31, 2014:

For more information regarding our revenue by product, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Form 10-K for the year ended June 30, 2013 and in our subsequent Form 10-Q, our June 30, 2013 audited consolidated financial statements and note 12 to our March 31, 2014 interim unaudited consolidated financial statements.

Unsecured Consumer Loans

We originate unsecured short-term consumer loans at most of our retail financial service locations in the United Kingdom, Canada, the United States and Poland. We also offer unsecured short-term consumer loans via the Internet in the United Kingdom (where we also offer an installment loan product), Sweden, Poland, Spain and the Czech Republic, as well as in the Provinces of Ontario, Alberta, Nova Scotia, Saskatchewan and British Columbia in Canada. Internet-originated loans are made by directing the customer to one of our websites, generally through direct and indirect online marketing. The average principal amount of unsecured short-term consumer loans originated across all of our business units globally is $500 or less. For the twelve month period ended March 31, 2014, we generated total revenues from unsecured consumer loans of $677.3 million.

The following table presents the aggregate principal amount of unsecured short-term consumer loans originated by each of our reportable segments during our last three fiscal years, including renewals and extensions of existing loans as separate transactions:

	Year Ended June 30,
	2011	2012	2013
eCommerce	$340.3	$985.7	$1,021.6
Canada Retail	876.4	893.0	922.9
Europe Retail	511.1	603.9	648.7
United States Retail	480.8	507.6	533.6

Total	$2,208.6	$2,990.2	$3,126.8

(in millions)

For fiscal 2012 and 2013, we generated total revenues from unsecured consumer loans of $645.9 million and $728.3 million, respectively, and for the twelve months ended March 31, 2013 and 2014, we generated total revenues from unsecured consumer loans of $716.0 million and $677.3 million, respectively.

Our unsecured short-term consumer loan products provide customers with cash in exchange for a promissory note or other repayment agreement supported, in most cases, by the customer’s personal check or an authorization to debit the customer’s bank account for the amount due. The customer may repay the loan in cash or by allowing the check to be presented for payment by manual deposit or an electronic debit to the customer’s bank account for the amount due.

Substantially all of our unsecured short-term consumer loans have a term of 45 days or less, with an average term of 25 days for loans originated on a consolidated basis during our fiscal year ended June 30, 2013. In our primary markets in the United Kingdom, Canada and the United States, the term of an unsecured short-term consumer loan generally correlates to the customer’s next payday. In Europe, our customers are typically paid on a monthly basis, while customers in Canada and the United States are most often paid bi-weekly. As a result, loans that we originate in Canada and the United States generally are approximately 14 days in length, while in Europe loan terms are typically about 30 days in duration.

The average principal amount of unsecured consumer loans originated across all of our business units globally is $500 or less. In most of the markets in which we operate, we charge a single fixed fee for the initial term of our unsecured short-term consumer loan products, which in most cases is assessed as a percentage of the principal amount of the loan and which does not vary based upon the duration or term of the loan. In some states in the United States, we charge interest on the principal amount lent as well as additional transaction or origination fees, consistent with applicable law. For the initial term, our loan fees, on a consolidated basis across all of our business units, range from approximately $13 to $34 per $100 lent.

We bear the entire risk of loss related to the unsecured short-term consumer loans that we originate. We manage our underwriting risk with respect to our unsecured loan portfolio on a global, as well as a business unit, basis. Our global and local credit groups, comprised of experienced and highly educated individuals in academic fields such as finance, statistics, mathematics and economics, are responsible for monitoring customer loan and collections performance using real-time lending and collections performance data. In conjunction with local business unit expertise, our credit groups continually revise our lending criteria and customer scoring models based on current customer and economic trends, and have the ultimate ability to implement changes to business unit point-of-sale systems as necessary.

Customer information is automatically, in our online businesses, and, manually, in our retail businesses, screened for legal age, employment, income and expenditure levels, ownership of a bank account, residence in the jurisdiction in which a loan is originated and fraud. Based on this information and additional derived indicators, a loan application is systematically reviewed using our proprietary scoring systems and criteria to approve a requested loan amount with respect to, or otherwise to decline, the application. In some cases, additional information may be required from the applicant prior to making a loan decision. Additional derived indicators include information obtained from internally collected data on customers’ behavior, as well as data from third-party credit reporting services such as TransUnion, Experian, Equifax and CallCredit.

We have developed proprietary predictive scoring models for our businesses which employ advanced statistical methods that incorporate the performance of our loan portfolio over our history in order to ensure systematic compliance and standards are applied to applicants. Upon initial qualification, we apply those predictive scoring models to offer our customers unsecured loans in an appropriate amount to enhance their affordability and their likelihood to repay their loans. Furthermore, in some jurisdictions in which we operate, such as in several US states and Canadian provinces, maximum loan amounts are determined by local law and regulations based on a customer’s income level. Once a loan is approved, the customer agrees to the terms of the loan and the amount borrowed is typically paid to the customer in cash or, in the case of Internet-based loans, directly deposited into the customer’s bank account.

Where concurrent loans to a single customer are prohibited by law (such as in Canada and in most states in which we operate in the United States), and otherwise as a part of the underwriting processes that we employ in all of our business units outside the United Kingdom, we do not permit customers to have more than one unsecured short-term consumer loan outstanding with us at the same time.

In the United Kingdom, each of our retail and online business units either limit a customer to one outstanding loan at any given time, or offer a customer credit up to a fixed credit limit, allowing that customer to enter into one or more concurrent loans with an aggregate principal amount not exceeding that credit limit. It is possible for a customer to have loans with more than one of our UK-based retail and online business units at the same time. The application for a new loan by a customer who currently has a loan outstanding with one of our businesses in the United Kingdom is evaluated within our normal underwriting criteria (including review of the customer’s credit report), which depending on the information provided by the customer in response to its affordability assessment, may or may not take into account the customer’s current aggregate indebtedness to us across our UK businesses.

Where permitted by applicable law, we generally allow customers to repay a loan on or before its due date, and then to enter into a subsequent new loan with us, provided that the prior loan is repaid with the customer’s own funds, and not with the proceeds of another loan made by us. Consequently, a customer may have a consecutive series of short-term loans with us for the same amount and otherwise on nearly identical terms that together extend over many months as a result of repaying one loan and immediately taking out another loan. We categorize each such transaction as a separate and distinct loan, even when the transactions are virtually simultaneous and the amount and the terms are identical.

Where permitted by law, our customers may choose to “roll over” or extend the duration of a loan on or before its due date for an additional term, without any other change in the credit terms of the loan, by agreeing to pay the current finance charge. Rollovers are prohibited under applicable Canadian law, and we therefore do not permit our Canadian customers to extend the terms of their loans for any reason (other than a limited exception in British Columbia for extended payment plans under certain circumstances). Similarly, we do not offer customers of our US businesses the option to extend the terms of their loans other than in the 14 retail stores that we operate in Louisiana (which allows for the extension of a loan upon the payment by the customer of at least 25% of the outstanding principal amount plus accrued financing charges), Alaska (which allows for up to two extensions of a single payment loan), and Missouri (which by law requires us to allow a customer to renew a loan up to 6 times upon a minimum payment of 5% of the outstanding principal amount).

Although our retail and online business units in the United Kingdom have historically permitted customers to roll over or extend the duration of unsecured loans based upon differing criteria, effective November 26, 2012, all of our UK business began adhering to an underwriting policy (required as of such date under the code of conduct of the Consumer Finance Association, of which we are a charter member) allowing a customer to roll over or extend the duration of a loan on no more than three occasions upon the payment of only the accrued and outstanding finance charges as of the time of the extension, and subject to affordability testing for each subsequent loan.

Our online business in Sweden also allows customers, upon the payment of all accrued but unpaid finance charges plus an additional finance charge, to extend the term of a loan for one additional period (typically 14 days). Our online business in Finland, which offered short-term consumer loans until May 31, 2013, adhered to this practice as well.

Our longer-term unsecured loans in Poland include a convenient in-home servicing feature, whereby loan disbursement and collection activities take place in the customer’s home according to a mutually agreed upon and pre-arranged schedule. The in-home loan servicing concept is well-established and accepted within Poland and Eastern Europe. Customer sales and service activities are managed through an extensive network of local commission based representatives and market managers across ten provinces in northern and western Poland.

We do not track on a consolidated basis across all of our business units the number or principal amount of unsecured consumer loans which are rolled over or extended or paid and replaced with a new loan, as we consider the aggregate dollar amount of all loans originated or outstanding, whether on a consolidated basis or in a particular reportable segment, as well as the default rates on our loans, to be more meaningful financial metrics for the management of our business. We do, however, consider a customer’s history with us when making an underwriting decision regarding a new loan to that customer.

We consider customers who have remained current in their obligations with us, whether by repaying their loans within the original terms or, where permitted by law, by rolling over or extending the terms of their loans upon payment of the outstanding fees, to be in good standing with us, and we will generally lend increasingly larger principal amounts to such repeat customers. Conversely, we lend smaller principal amounts to new customers, with whom we have no prior history and for whom we typically experience higher default rates.

Collection activities are, however, an important aspect of our global operations, particularly with respect to our unsecured short-term consumer loan products due to the number of loans in default.

We operate centralized collection centers to coordinate a consistent approach to customer service, ensure local regulatory compliance and leverage advanced technology collection tools in each of our markets. We use automated payment methods, such as continuous payment authority and ACH debits of customer’s accounts, for both on-time payments by customers and for delinquent accounts; however, the permitted use of these automated methods in the UK has been strictly limited by regulation. We use a variety of collection strategies to satisfy a delinquent loan, such as readily accepting local consumer hardship programs, in-house settlements and payment plans. Call center employees contact customers following the first missed payment and periodically thereafter in compliance with applicable law. Our primary methods of contacting customers with loans in default are through phone calls and correspondence. In some instances, we sell loans that we are unable to collect to debt collection companies.

As of March 31, 2014, we had approximately $220.2 million of unsecured consumer loans outstanding and $118.9 million of unsecured consumer loans that were considered to be in default (which excludes loans that have been charged off the balance sheet). The amount of loans considered to be in default represents 35.1% of all unsecured consumer loans as of March 31, 2014. Because our revenue from our global consumer lending activities is generated through a high volume of small-value financial transactions, our exposure to loss from a single customer transaction is minimal.

Secured Pawn Lending

We offer secured pawn loans through our retail stores in Sweden, Finland, Spain and Romania, at most of our retail locations in the United Kingdom, approximately 200 retail locations in Canada and over 30 retail locations in the

United States. We also operate four traditional pawn shops in Edinburgh and Glasgow, Scotland, and nine high-end pawn shops in London and other major cities in the United Kingdom, at one location in Madrid, Spain, and in one location in New York City, under the Suttons & Robertsons brand specializing in high value gold jewelry, watches and diamonds. As of March 31, 2014, we had approximately $153.4 million of outstanding secured pawn loans, net, and for the twelve month period ended March 31, 2014, we generated total revenues from secured pawn lending of $89.9 million.

When receiving a pawn loan, a customer pledges personal property to us as security for the loan. We deliver a pawn transaction agreement to the customer, along with the proceeds of the loan. The customer agrees to pay a finance and service charge to compensate us for the use of the funds loaned and to cover direct operating expenses related to the pawn transaction. The finance and service charge is typically calculated as a percentage of the pawn loan amount based on the size and duration of the transaction, as permitted by applicable law. If the customer does not repay the loan and redeem the property, the customer forfeits the property to us, and we dispose of the property. We do not have recourse against the customer for the pawn loan. We rely on the disposition of the pawned property to recover the principal amount of an unpaid loan, plus a yield on the investment. As a result, the customer’s creditworthiness is not a significant factor in the loan decision, and a decision not to redeem pawned property does not affect the customer’s personal credit status.

Depending on location, we estimate that over 80% of the items pawned to us are gold-based items such as jewelry, and have a per item fair value of approximately $500 to $1,000, with the exception of our Suttons & Robertsons business in the United Kingdom, which accepts pledges that are significantly in excess of that amount, with fair values of up to GBP 1.0 million. We have in-store testing equipment to evaluate the purity and weight of the gold items presented for pawn which we believe allows us to obtain a higher level of certainty regarding the pledged item’s fair value. The amount actually loaned in a pawn lending transaction is based on the fair value of the pledged item, and is generally 50% to 80% of the appraised fair value of the pledged item. This variability is due to a variety of factors, including the potential for decreases in the appraised value and individual market conditions. The average term of a pawn loan is six months or less.

Our historical redemption rate on pawn loans on a global basis is in excess of 80%, which means that for more than 80% of our pawn loans, the customer pays back the amount borrowed, plus interest and fees, and we return the pledged item to the customer. In the instance where the customer fails to reclaim his or her property by repaying the loan, the pledged item is, within several weeks of the customer’s default, sold at auction or to a smelter, or offered for sale in our retail stores or through wholesalers. To the extent that the amount received upon such sale is in excess of the original loan principal plus accrued interest and fees, we return that excess amount received over and above our recorded asset to the customer in accordance with applicable law.

The following chart illustrates our global loan portfolio by region, as a percentage of total loans receivable, as of March 31, 2014:

Check Cashing

Customers may cash all types of checks at our check cashing locations, including payroll checks, insurance proceeds checks, government checks and personal checks. In exchange for a verified check, customers receive cash immediately and do not have to wait several days for the check to clear a bank. Customers are charged a fee for this service, which is typically calculated as a percentage of the face value of the check. The fee varies depending on the size and type of check cashed, regulatory requirements, and the customer’s check cashing history at our stores. For the twelve month period ended March 31, 2014, we generated revenue from check cashing of $120.2 million.

The number and aggregate face value of checks that we have cashed at our stores has continued to decline in recent years in all of our core markets. As pointed out in a study by the US Federal Reserve Board, electronic payments are replacing a portion of the paper checks of the types historically cashed by our customers. Moreover, we believe that recent global economic challenges, including recession and continued volatility, which have affected all of the countries in which we operate, and continuing high unemployment rates, have significantly contributed to the decline in our check cashing business. In response to these developments, we are increasingly focusing on cashing payroll and commercial checks, which tend to have higher face values and therefore result in higher check cashing fees than personal and government checks.

For fiscal 2012 and fiscal 2013, we generated revenue from check cashing of $138.7 million and $128.0 million, respectively, and for the twelve months ended March 31, 2013 and 2014, we generated total revenues from check cashing of $129.9 million and $120.2 million, respectively.

Other Retail Services and Products

In addition to unsecured short-term consumer loans, secured pawn lending and check cashing services, we offer our customers a variety of financial and other products and services at our retail financial services locations. These services, which vary from store to store, include Western Union money order and money transfer products, gold buying, foreign currency exchange and reloadable VISA® or MasterCard® prepaid debit cards.

Money Transfers. Through a strategic alliance with Western Union in Europe, Canada, and the United States, our customers can transfer funds to or from any location in the world providing Western Union money transfer services. Western Union currently has approximately 520,000 agents in more than 200 countries throughout the world. We receive a percentage of the commission charged by Western Union for each money transfer transaction. For fiscal 2012 and fiscal 2013, we generated revenue from money transfers of $38.4 million and $36.7 million, respectively, primarily at our retail financial services stores in the United Kingdom, Canada, and the United States. For the twelve months ended March 31, 2013 and 2014, we generated revenue from money transfers of $37.5 million and $34.9 million, respectively.

Gold Buying. In a majority of our retail financial services stores, we purchase gold and other precious metals from customers, typically in the form of jewelry, and sell these items to smelters or other third parties or, in the case of jewelry and other marketable items, offer them for retail sale in certain of our stores. For fiscal 2012 and fiscal 2013, we generated revenue from gold and other metals purchases of $70.9 million and $63.3 million, respectively. For the twelve months ended March 31, 2013 and 2014, we generated revenue from gold and other metals purchases of $69.4 million and $43.6 million, respectively.

Foreign Currency Exchange. We offer foreign exchange services in many of our retail financial services stores. We derive foreign currency exchange revenues through the charging of a transaction fee, as well as from the margin earned from purchasing foreign currency at wholesale exchange rates and buying and selling foreign currency to customers at retail exchange rates. For fiscal 2012 and fiscal 2013, we generated revenue from foreign currency exchange of $20.6 million and $24.4 million, respectively. For the twelve months ended March 31, 2013 and 2014, we generated revenue from foreign currency exchange of $23.8 million and $26.7 million, respectively.

Prepaid Debit Cards. We offer reloadable Visa-branded prepaid debit cards in Canada and the United States, and Visa or MasterCard-branded prepaid debit cards in the United Kingdom, in each case as an agent for third party issuing banks. For fiscal 2012 and fiscal 2013, we generated revenue from prepaid debit card sales of $20.9 million and $18.5 million, respectively. For the twelve months ended March 31, 2013 and 2014, we generated revenue from prepaid debit card sales of $19.2 million and $16.1 million, respectively.

Competition

We face significant competition in each of the countries in which we operate, and for each of the services and products that we offer in those countries. Our industry includes companies that offer automated check cashing machines and franchised kiosk units that provide check cashing and money order services to customers, which can be located in places such as convenience stores, bank lobbies, grocery stores, discount retailers and shopping malls, and we compete with Internet-based financial services providers as well. There are a number of factors influencing customers’ selection of a financial services company in our industry, including, principally, convenience, hours of operations, accessibility, speed of access to funds and other aspects of customer service, as well as the pricing of products and services.

Because we currently operate in ten countries, and intend to enter into additional markets, we face different competitive conditions across our operations. Competition is driven in part by the demographics of the potential customer base in each market, laws and regulations affecting the products and services we offer in a particular country or regional jurisdiction, platforms from which services are provided, and socio-economic factors present in each market.

Current trade association information indicates that the United Kingdom market for small, unsecured short-term consumer loans is served by approximately 1,200 retail store locations, which include check cashers, pawn brokers and home-collected credit companies, in addition to approximately 50 lenders offering loans online. Barriers to entry for new non-bank lenders are low, particularly for new online lenders who may use third-party generated leads and technology, and outsourced back-office support.

The finalization of provincial regulations in Canada for unsecured short-term consumer loans has caused certain existing competitors to expand their operations and some US-based competitors have entered the Canadian market. Notwithstanding this increased competition, we believe that the size of our store network and strength of our brands in Canada, as well as the regulations adopted by a majority of the Canadian provinces in which we do business, including Ontario, British Columbia and Alberta, present an opportunity to leverage our multi-product retail platform and to improve our share of the Canadian market.

In the United States, our industry is highly fragmented. According to Financial Service Centers of America, Inc., currently there are approximately 13,000 neighborhood financial service centers. There are several public companies in the United States with large networks of stores offering unsecured short-term loans, as well as several large pawn shop chains offering such loans in their store networks in the United States. Like check cashing, there are also many local chains and single-unit operators offering single-payment consumer loans as their principal business product.

In Sweden, we believe that the market for pawn lending currently includes approximately 60 stores. We believe the Finnish market for pawn lending industry includes approximately 30 stores. Short-term unsecured consumer lending in Finland has been generally curtailed due to regulatory changes effective June 1, 2013, however, there were previously approximately ten to 20 Internet-based unsecured short-term consumer lending competitors of ours and we believe that some of those former competitors, like us, are seeking to introduce new products that meet the new regulatory requirements.

In Spain, where our business is focused on pawn-lending and gold buying, the industry is also fragmented. Pawn-lending has deep historic and cultural roots in Spain, and the business has grown due to the country’s economic uncertainty and the population’s need for cash. Our main competitor is the Montes de Piedad, owned by the second largest social bank in Spain, and there are also many independent and small chain gold traders and pawnbroking operators in the country. The pawnbroking and gold buying industry in Romania is similarly fragmented, with the vast majority of operators being independent, small shops or chains.

In countries other than the United Kingdom and Canada where we currently offer short-term consumer loans through the Internet, namely Poland, the Czech Republic and Spain, the competitive landscape in these online markets generally consists of 10-20 lenders offering similar products. In addition, there are several competitors offering longer-term consumer lending products and alternative financial products. Many of our competitors are active across all three markets. We believe that these markets remain underdeveloped and additional competitors will seek entry into the short-term consumer lending space. However, we anticipate that the combination of our technology, online marketing experience, operational capabilities and ability to leverage centralized groups for support will allow us to obtain market share.

Generally, in addition to other check cashing stores, consumer lending stores and other financial services platforms (including those offering home credit products, rent-to-own products and title or logbook loans) in the countries in which we operate, our competitors include banks and other financial services entities, as well as retail businesses, such as grocery and liquor stores, which often cash checks for their customers. Some competitors, primarily grocery stores, do not charge a fee to cash a check. However, these merchants generally provide this service to certain customers with solid credit ratings or for checks issued by highly recognized companies, or those written on the customer’s account and made payable to the store.

Regulation

We are subject to regulation by foreign, federal, state and other local governments that affects the products and services we provide. In general, this regulation is designed to protect consumers who deal with us and not to protect the holders of our securities, including our common stock. In particular, we are subject to the regulations described below as well as regulations governing currency reporting, privacy and other matters described in “Risk Factors.” We work to promote fair and equitable practices among the members of our industry, and strive to be an industry leader in promoting regulatory compliance.

Consumer Lending

United Kingdom

As a provider of high cost short term credit lending in the United Kingdom, we now operate in a highly regulated industry, as the industry is currently undergoing a process of substantial regulatory change. Consumer lending, debt collection and related credit brokerage and administration services are all services for which an authorization and a license is necessary, and the regulatory regime governing these activities is in the process of change, introducing new and potentially more onerous requirements and oversight.

Prior to April 1, 2014, in the United Kingdom, our consumer lending activities were primarily regulated by the OFT, which was responsible for licensing and regulating companies that offer consumer credit. Effective April 1, 2014, the OFT transferred regulatory authority over the consumer credit industry to the new FCA. The FCA is now the regulator for, among others, credit card issuers, payday loan companies, pawn brokers, rent-to-own companies, debt management and collection firms and providers of debt advice. The FCA is also responsible for regulating and setting conduct standards for banks, credit unions and similar institutions. The transition to the FCA is intended to facilitate stronger consumer protection through enhanced supervision and enforcement powers, at the same time as creating more flexibility to allow the FCA to regulate the diverse business types in the consumer credit sector in a proportionate manner.

FCA Regulatory Regime

This transfer of statutory responsibility means that firms such as us, which carry out regulated consumer credit activities, now need to be authorized by the FCA to do so (instead of being licensed by the Office of Fair Trading, as was formerly the case). The types of activity for which a license is required will remain generally unchanged.

The transition will, however, mean that we will become subject to a new statutory regime under the statutory umbrella of the Financial Services and Markets Act 2000 (“FSMA”). The FSMA and its related secondary legislation is supported by the detailed FCA Handbook of Rules and Guidance and the associated FCA supervision and enforcement powers. As a result, the future regulation of consumer credit activity will be aligned in large part with the current regulatory regime for banks, insurance and investment firms. At the same time, however, many of the specific statutory requirements governing consumer credit activity under the pre-existing Consumer Credit Act 1974, as amended (the “CCA”) will continue to co-exist alongside the FSMA regime—with the FCA assuming the Office of Fair Trading’s former responsibility regarding enforcement of this legislation.

As a result of the transfer of the now-defunct Financial Services Authority’s functions to the FCA and the Prudential Regulation Authority (with the latter’s responsibilities confined mainly to banking and insurance), the FCA has been granted enhanced enforcement powers and is expected to take a more proactive and interventionist approach to regulation and enforcement than its predecessor.

Under the new FCA regime, historical requirements applicable to us will continue to apply under the CCA, along with new requirements deriving from the FSMA and the FCA’s Handbook of Rules and Guidance (the “FCA Rules”). In the latter case, many of the new FCA requirements are similar to those that apply already to banks and other regulated financial services firms. In addition, the FCA has created a new sector-specific “CONC” Rulebook (the “Rulebook”), which applies specifically to consumer credit firms such as ourselves. Among other things, this Rulebook incorporates some of the previous CCA provisions and historic Office of Fair Trading guidance. The FCA’s stated general approach to retaining Office of Fair Trading guidance has been to carry this across to the FCA rules in substantially the same form and with substantially the same effect as previously.

In addition to CCA/Office of Fair Trading provisions applicable by the FCA, we will ultimately become subject to a large number of new rules. In particular, we will become subject to various detailed conduct of business obligations, as well as requirements for individual FCA assessment and approval from a fitness and propriety perspective of the firm’s senior management and controllers.

License Types and New Rules Applicable

As part of its new supervisory role in the consumer credit industry, the FCA will classify consumer credit firms into lower and higher risk categories, depending on the types of activities provided. Further firm-specific sub-classification by the FCA will determine the level of supervisory scrutiny to which individual consumer credit firms are subject.

Our activities place us in a category requiring application of the full range of FCA requirements relevant to our activities. In high level terms, the key areas of FCA regulation that apply, or will apply, to us under the FCA regime include:

•	high level “Threshold Conditions” for authorization (including adequate resources and “suitability” of firms and their affiliates from a fitness and propriety perspective);

•	high level “Principles for Businesses” (breach of which is enforceable by FCA fines and other enforcement actions);

•	systems and controls, including Governance, record keeping, conflicts of interest management and internal audit (some of which will apply as guidance rather than mandatory rules);

•	approved persons (that is, directors and other senior management/key staff requiring individual FCA approval and being subject at an individual level to FCA Principles and enforcement powers);

•	controllers (major shareholders and others) to be FCA approved;

•	auditors;

•	consumer credit conduct of business and marketing (incorporating current FCA/CCA rules);

•	regulatory reporting;

•	complaints handling;

•	financial crime/AML; and

•	FCA enforcement powers.

Certain requirements, in particular those around approval of individual managers and controllers, will only apply following the expiry of the interim permission regime identified below. Other obligations apply now, including the obligation to comply with the FCA’s Principles for Businesses (the “Principles”), which include the obligation of a firm to “pay due regard to the interests of its customers and treat them fairly.” This Principle is supported by detailed FCA guidance on “Treating Customers Fairly” (“TCF”), which sets out the FCA’s expectations in relation to a regulated business treatment of its customers, which are similar to the rules governing fair treatment of debtors under the previously applicable Office of Fair Trading’s Debt Collection Guidance.

The FCA has the power to take enforcement action against a firm and/or its individual management for breach of one or more of the Principles, which may result in the imposition of substantial fines. Breach of certain requirements under the FSMA also carries potential criminal liability.

Transitional Arrangements

The FCA has provided for certain phase-in arrangements in order to enable existing consumer credit providers such as ourselves to manage the transition from Office of Fair Trading regulation more effectively.

First, the FCA has confirmed that there will be a 6-month partial grace period until September 2014 in relation to requirements transposed from the historic Office of Fair Trading/Consumer Credit Act regime, during which time the FCA will not take action against firms for breaches of the new FCA conduct of business rules if the firms can demonstrate that they are acting in accordance with a corresponding rule or guidance from the previous regime, which is the same in substance as the FCA equivalent.

Second, to enable firms already carrying out regulated credit activities to manage the transition with minimal disruption, an FCA “interim permission” regime has been put place from April 1, 2014 and April 1, 2016. We have already obtained an interim permission from the FCA to continue to carry out the following regulated activities:

•	consumer credit business (that is, lending or assuming the rights of a lender under a regulated credit agreement);

•	credit brokerage;

•	credit information services (excluding credit repair);

•	debt administration; and

•	debt collecting.

Our valid interim permission enables us to continue to carry out our current activities during this interim period without having to make an immediate authorization application to the FCA, and provides a partial grace period during which some of the FCA requirements that will ultimately apply to us are disapplied or modified during this interim phase.

The FCA has split firms into “application periods” between October 2014 and April 2016. We have been informed by the FCA that our application period will be from December 1, 2014 to February 28, 2015. The interim permission regime will apply to us until the FCA makes its final decision on our application for FCA authorization. The FCA is under a statutory obligation to inform us of its decision within six months from the date we submit our application for FCA authorization. Any decision by us to add additional activities to our interim permission will also trigger the requirement to apply for full authorization from the FCA, thus accelerating the timetable for completing an FCA application and being fully compliant with the FCA regime.

Further Ongoing Statutory Obligations

As noted above, many of the provisions of the pre-existing statutory regime under the CCA and related secondary legislation, will continue to apply to our business and our relationships with consumers, notwithstanding the transition to the FCA and the various new requirements introduced as a result. Although this summary does not purport to provide a full description of all such current or future requirements, a key ongoing area of responsibility for any properly regulated debt collection business arises under the Unfair Terms in Consumer Contracts Regulations 1999 (as amended, the “UTCCRs”), and as a result of the interaction of the UTCCRs with the CCA. This is also an area of the law in which further regulatory changes are anticipated in the medium-term.

Both the CCA and the UTCCRs set out specific requirements for the entry into and ongoing management of consumer credit arrangements.

The legislation includes both prescriptive and generic provisions on the terms of consumer credit agreements, the advertising of consumer credit services, and what constitutes, and the consequences of, any unfair relationships and unfair terms. This legislation applies both to our activities and to those of any initial credit provider with which we have a relationship. The principal aim of the legislation is consumer protection. These legal requirements oblige creditors, among other things, to:

•	provide customers with credit agreement documentation, containing prescribed provisions, at the outset;

•	enable customers to obtain copies of credit agreement documentation;

•	provide customers with prescribed forms of post-contractual notices at prescribed periods;

•	not take certain recovery, collection or enforcement action unless prescribed forms of post contractual notices have been served and a prescribed period of time has elapsed;

•	ensure that an “unfair relationship” does not arise between the creditor and the customer during the term of the credit agreement; and

•	ensure that their credit agreements do not contain unfair terms (any unfair terms are not binding on the customer).

Under the CCA, a customer may request a court to determine whether there has been an “unfair relationship” between the customer and the lender. There are extensive and onerous requirements that apply when such a determination is made, and the burden of proof is on a lender to prove that an unfair relationship does not exist.

To the extent that the credit agreement is regulated by the CCA or treated as such, the credit agreement may be deemed unenforceable against the debtor if the lender does not hold the required consumer credit license at the point when the agreement is made. A credit agreement may also be unenforceable in whole or in part in cases where the lender fails to comply with certain other prescribed requirements of the CCA in relation to the content and process governing regulated credit agreements. The UTCCRs apply to agreements entered into with a consumer on or after July 1, 1995 and may affect our ability to seek enforcement of certain terms of its customers’ original contracts, such as rights of the lender to vary the interest rate and certain terms imposing early repayment charges and terms which give the lender a unilateral right to vary the contract or interpret any term of the contract. In light of the broad and general wording of the UTCCRs which makes any assessment of the fairness of terms largely subjective, it is difficult to predict whether or not a court would find a term to be unfair. It is therefore possible that any credit agreement that has been made or may be made to customers covered by the UTCCRs may contain terms that are, if challenged, found to be unfair, which may result in the possible unenforceability of such terms of such credit agreement.

This may also result in enforcement by the FCA either for breach of specific CCA or UTCCRs requirements and/or non-compliance with the FCA’s TCF or other Principles. A credit agreement may also be deemed to be unenforceable in whole or in part in cases where the lender fails to comply with certain other prescribed requirements of the CCA in relation to the content of and process governing regulated credit agreements.

On June 12, 2013, the Department for Business Innovation & Skills published the draft Consumer Rights Bill for pre-legislative scrutiny. Following this scrutiny, on January 23, 2014, the Consumer Rights Bill (the “Consumer Rights Bill”) was formally introduced to the House of Commons to begin its Parliamentary passage. The adoption of the Consumer Rights Bill would result in a reform of consumer law in the United Kingdom including the revocation of the UTCCRs. The substantive provisions of the UTCCRs have, however, been retained in the draft Consumer Rights Bill, which aims to merge the provisions of the UTCCR’s with the provisions of the (wider scope) Unfair Conduct Terms Act 1977 to consolidate and clarify the two regimes. The proposals would also extend the scope of the regulatory regime on unfair terms in part to “consumer notices” provided by the service provider, and would introduce various additional clarificatory provisions, consistent with proposals made by the Law Commission. The Consumer Rights Bill is currently making its passage through Parliament and is expected to come into force in 2015.

In October 2013, the FCA issued a consultation paper addressing how it proposed to regulate the consumer credit industry when it assumed regulatory authority on April 1, 2014. Although the positions announced in the consultation paper were not yet binding on the industry, they provided an indication of the positions that could be included in final FCA action, including significant changes in the marketing of short-term credit products and other marketing practices for lenders in our industry, as well as stricter affordability assessment requirements (effective April 1, 2014) and limitations on the number of loan rollovers to two and the number of times a lender can use continuous payment authority to collect an overdue account to two (effective July 1, 2014). On February 28, 2014, the FCA published its Handbook, which confirmed and clarified the final form of the rules and limitations to which we would be subject under the FCA authority in the UK. Among other things, the Handbook imposed a limitation of two rollovers and two uses of continuous payment authority per loan, and enhanced affordability assessment criteria, which additional requirements are expected to negatively impact our UK operations for a transition period extending from implementation through the foreseeable future.

Developments Affecting Our UK Operations

In February 2012, the OFT began an extensive review of the short-term lending sector in the United Kingdom to assess its compliance with the Consumer Credit Act and Irresponsible Lending Guidance. The review included 50 of the largest companies offering unsecured short-term consumer loans, including three of our UK consumer lending companies, MEM Consumer Finance Limited, Instant Cash Loans Limited and Express Finance (Bromley) Limited. The OFT issued its final report on the outcome of its sector review in March 2013, in which it indicated that the reviewed short-term consumer lenders would receive letters from the OFT that would include specific findings for each lender. Each of these three of our UK consumer lending companies received letters from the OFT dated in either March or April 2013, which specified required actions in a number of compliance areas, including advertising and marketing; pre-contract information and explanations; affordability assessments; rollovers (including deferred refinance and extended loans); and forbearance and debt collection. These UK consumer lending companies engaged an independent consulting firm to advise on the requirements in the letters and provided responses to the OFT in May and July 2013. In December 2013, all three of these businesses received a follow up letter and request for information from the OFT. This supplemental loan and transaction data was submitted in early January 2014.

Also, in February 2014, our UK management responsible for the transition from regulation by the OFT to regulation by the FCA attended a scheduled meeting with representatives of the OFT. During the meeting, our representatives provided an update to the OFT representatives as to the progress of our efforts to become compliant with the new rules and regulations that were anticipated to be implemented by the FCA once it assumed governing authority on April 1, 2014. The OFT representatives reviewed with us the readiness of our UK operations for the regulatory requirements under the FCA, and posed questions concerning our UK management structure and our operations relating to affordability assessments, rollovers, relending and forbearance. We received a follow-up letter from the OFT on February 28, 2014, indicating that the OFT had serious concerns about the ability of our UK operations to meet the enhanced regulatory requirements of the FCA. The letter requested additional information relating to certain areas of concern and requested a written response on these areas. The publication of the FCA Handbook and the receipt of the OFT letter caused management to assess required changes to our UK operations and the timing and likely consequences thereof. On March 24, 2014, we responded in writing to the concerns raised by the OFT in this letter. This response was in advance of an in-person meeting that our UK management team had arranged with OFT representatives to be held on March 26, 2014. In the written response, we outlined certain proposed changes to our UK business to comply with the rules and principles set forth in the Handbook and the impact that these changes would have on our business model and future operating results in the United Kingdom. On March 26, 2014, our senior US and UK management met with representatives of the OFT to discuss the concerns raised by the OFT in its February 28, 2014 letter and our March 24, 2014 response letter. As a result of the information exchanged via documents and in the meeting in March 2014, we also received a follow up letter and request for further information from the regulator, and intend to respond within the required timeframe. In response to these communications with representatives of the OFT and the FCA, we implemented the two rollover limit commencing in late March 2014, and clarified the enhancements to our affordability assessments in April 2014 to comply with the Handbook and the expectations of the OFT and FCA.

Other changes and developments in the UK regulatory environment have also affected our business. For example, in November 2012, the OFT issued revised Debt Collection Guidance. Under the updated Debt Collection Guidance, we were required to more specifically disclose to customers the use of continuous payment authority (a type of automatic payment authorization that is linked to a credit card, debit card or some other funded account), and we were also required to suspend the use of, continuous payment authority to collect defaulted debts from a customer whom we believe to be experiencing financial hardship.

Also, in November 2013, the HM Treasury announced its intention to introduce a cap on the total cost of credit in the United Kingdom and that it would be placing the duty on the FCA to introduce the cap. The FCA is engaging with stakeholders and is expecting to complete its analysis by May 2014, and publish a consultation paper in July 2014. The FCA will receive submissions and comments until September 2014, and is expected to publish a policy statement and final rules in November 2014. The cap on the cost of credit is expected to come into force on January 2, 2015.

In addition, in June 2013, the OFT referred the payday lending sector in the United Kingdom to the Competition and Markets Authority (the “CMA,” also formerly known as the Competition Commission) for review. In its inquiry, the CMA is required to decide whether any feature, or combination of features, of each relevant market prevents, restricts or distorts competition in the market on a number of grounds so as to negatively impact consumer outcomes. The CMA’s review of the sector may continue until June 2015, and we are cooperating in responding to requests for documents and other information regarding our business and sector.

These regulatory developments represent a significant increase in regulatory oversight and legal and compliance requirements applicable to us in the UK and have resulted in modifications to our UK lending operations, including imposing additional limitations on our use of continuous payment authority, broader affordability assessments and exercising greater forbearance for customers in financial difficulty. In the near-term, we anticipate that loan losses will be higher because of the implementation of limitations on loan rollovers and the changes in our use of continuous payment authority in collections. Like other businesses in the UK consumer finance sector regulated by the FCA for the first time, we have begun the process of applying for full authorization from the FCA for our consumer lending activities once we cease operating under the interim permission granted to all OFT-regulated businesses that pre-registered. We have been granted a window between December 2014 and February 2015 in which to make our application for authorization. There can be no assurance that our application for authorization will be approved by the FCA. In the event the FCA denies our application for authorization, this may result in a material adverse effect on our business and operations and may result in our ceasing to operate in the United Kingdom or a substantial change in our business there.

Canada

Canada’s federal usury law permits each participating province, under certain conditions, to assume jurisdiction over, and the development of, laws and regulations of unsecured short-term consumer loan products such as ours. To date, the Provinces of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario and Saskatchewan have passed legislation regulating unsecured short-term consumer lenders and each has, or is in the process of, adopting regulations and rates consistent with those laws. In general, these regulations require lenders to be licensed, set maximum limits on the charges to the consumer for a loan and regulate collection practices. We believe that the unsecured short-term consumer loan products that we currently offer in each regulated province conform to the applicable regulations of such province. We do not offer unsecured short-term consumer loans in Quebec or Newfoundland, though we have piloted a multi-payment term loan product in Newfoundland.

United States

In the United States, the Consumer Financial Protection Bureau (the “CFPB”) has regulatory, supervisory and enforcement powers over certain non-bank providers of consumer financial products and services, such as us. Under the CFPB’s short-term lending supervision program, which aims to ensure that short-term lenders are following federal consumer financial laws in their US operations, the CFPB gathers information from short-term lenders to evaluate their policies and procedures, assess whether lenders are in compliance with federal consumer financial laws, and identify risks to consumers throughout the lending process. The CFPB completed an on-site review of our US retail operations in early fiscal 2013. As a result of the CFPB review, we are taking certain corrective action to address the CFPB’s findings by enhancing our operating and compliance procedures, controls and systems.

Separately, the CFPB performed an examination of DFS during the fiscal year ended June 30, 2013. As a result of this examination, DFS was informed by the CFPB that it intended to initiate an administrative proceeding against DFS relating to its marketing of certain vehicle service and insurance products and to the requirement that MILES program loans be repaid via a military allotment. DFS cooperated in the CFPB examination. In June, DFS agreed to provide, and the CFPB agreed to accept, a $3.3 million redress fund for affected DFS customers. DFS signed a Consent Order and Stipulation with the CFPB on June 25, 2013. In July 2013, DFS met with the CFPB to discuss the process for meeting certain compliance management system requirements as agreed to in its Consent Order. Subsequently, DFS submitted its customer redress plan and its compliance plan to the CFPB. The $3.3 million redress fund was paid by DFS in January 2014.

In addition to these supervisory and enforcement powers, the CFPB may also exercise regulatory authority over the products and services that we offer in the United States. Until such time as the CFPB exercises its rulemaking powers, we cannot predict what effect any such regulation may have on our US business.

Finland

In Finland, our consumer lending operations are regulated pursuant to the Finnish Consumer Protection Law, under the oversight of the Ministry of Justice. In 2011, following a parliamentary change and the submission to the Finnish Parliament of proposed legislation seeking to impose more stringent rules for the micro-lending market, including interest rate caps or other limitations on the availability of micro-loans online, the Ministry of Justice nominated a working group to review the existing regulatory framework in Finland, including regulations affecting our Finland-based subsidiary, DFC Nordic Oyj. The new law became effective on June 1, 2013, restricting the interest rate on loans less than EUR 2,000 to an annual percentage rate that cannot exceed the European Central Bank rate by more than 50%. As a result of this law, we ceased originating our Internet-based short-term consumer loan product in Finland and introduced a new consumer credit line product and a payment card product which is loaded through the issuance of a loan from DFC Nordic Oyj and can be used only for payment for goods and services (and not for cash withdrawals or funds transfers).

Poland

In Poland, the Ministry of Finance issued interest rate cap draft guidelines for a new act in the fall of 2013. Following a long period of consultation, in April 2014, the Ministry of Finance issued revised guidelines with significantly different terms. The guidelines allow for, among other things, loan costs of up to 25% of the loan amount plus a 30% annual percentage rate (or 2.5% per month), exclusive of interest. In addition, the guidelines include a provision that if more than one loan is extended within 120 days of the extension of the first loan (with the first loan still unpaid), the total loan amount may not exceed 100% of the first loan amount. The guidelines are on an agenda of the Council of Ministers for consideration in June 2014. Subsequently, a draft act to implement the proposed changes could be prepared on the basis of final guidelines and published for consultation, but there has not yet been established a timeline for such consultation The trade association of which our Polish operating subsidiaries are a member has requested an extended consultation period to consider any proposal. We cannot yet anticipate the terms or applicability of any final legislative changes; however, a restrictive new final law could materially affect our product offerings in Poland and thus could adversely affect our business, results of operations and financial condition.

Check Cashing

In the United Kingdom, as a result of the Cheques Act of 1992, banks must refund the fraudulent or dishonest checks that they clear to the maker. For this reason, banks have invoked more stringent credit inspection and indemnity criteria for businesses such as ours. Additionally, in 2003, the Money Laundering Regulations of 1993 were enhanced, requiring check cashing, money transfer and foreign currency exchange providers to be licensed, and in 2007, they were further enhanced to require background checks of persons running such businesses as a requirement of granting a license. We believe that we currently comply with these rules and regulations.

In Canada, the federal government generally does not regulate check cashing activities, nor do the provincial governments generally impose any regulations specific to the check cashing industry. The exceptions are the Provinces of Québec, where check cashing stores are not permitted to charge a fee to cash government checks, and Manitoba, where the province imposes a maximum fee to cash government checks.

In the United States, regulation of check cashing fees has occurred on the state level. We are currently subject to fee regulation in seven states in which we operate: Arizona, California, Hawaii, Louisiana, Ohio, Pennsylvania and Florida, where regulations set maximum fees for cashing various types of checks. Our check cashing fees comply with applicable state regulations. Some states, including California, Ohio, Pennsylvania and Washington, have enacted licensing requirements for check cashing stores. Other states, including Ohio, require the conspicuous posting of the fees charged by each store. A number of states have also imposed recordkeeping requirements, while other states require check cashing stores to file fee schedules with state regulators.

Trademarks

Money Mart®, The Money Shop®, InstaCheques®, The Check Cashing Store®, Cash A ChequeSM, Momentum®, Payday Express®, Month End Money®, Payday UK®, Sefina®, Helsingin PanttiSM, EasyTax, Optima®, Suttons & Robertsons®, SuttonsSM, RobertsonsSM, Money Now!®, OK Money®, Super Efectivo®, Express Credit Amanet®, Express Credit®, Ladder Loans® and MILES® are the registered trademarks for our primary brands. All other registered trademarks and trade names referred to herein are the property of their respective owners.

Legal Proceedings

Purported Class Actions

In 2003 and 2006, purported class actions were brought against NMM and Dollar Financial Group, Inc. in the Court of Queen’s Bench of Alberta, Canada on behalf of a class of consumers who obtained short-term loans from NMM in Alberta, alleging, among other things, that the charge to borrowers in connection with such loans was usurious under Canadian federal law (the “Alberta Litigation”). To date, neither case has been certified as a class action nor consolidated with the other action. We are defending these actions vigorously.

In 2004, an action was filed against NMM in Manitoba on behalf of a purported class of consumers who obtained short-term loans from NMM. In early February 2012, a separate action was filed against NMM and Dollar Financial Group, Inc. in Manitoba on behalf of a purported class of consumers which substantially overlaps with the purported class in the 2004 action. The allegations in each of these actions are substantially similar to those in the Alberta Litigation and, to date, neither action has been certified as a class action. We intend to defend these actions vigorously.

As of March 31, 2014, an aggregate of approximately CAD 14.3 million is included in DFC’s accrued liabilities relating to the purported Canadian class action proceedings pending in Alberta and Manitoba and for the settled class actions in Ontario, British Columbia, New Brunswick, Nova Scotia and Newfoundland that were settled by DFC in 2010. The settlements in those class action proceedings consisted of a cash component and vouchers to the class members for future services. The component of the accrual that relates to vouchers is approximately CAD 5.0 million, the majority of which is expected to be non-cash. Although we believe that we have meritorious defenses to the claims in the purported class proceedings in Alberta and Manitoba described above and intend vigorously to defend against such remaining pending claims, the ultimate cost of resolution of such claims may exceed the amount accrued at March 31, 2014 and additional accruals may be required in the future. During the three and nine months ended March 31, 2014, the Company applied CAD 6.9 million and CAD 16.2 million, respectively, of credits awarded under the class action settlements against defaulted loan balances, which resulted in a corresponding decrease to the provision for loan losses. In April 2014, DFC made its final payments totaling approximately CAD $5.8 million in respect of the settled Ontario class action litigation.

In November 2013, DFC was served with a purported shareholder class action lawsuit filed against it and certain of its senior executives in the United States District Court for the Eastern District of Pennsylvania (the “Court”). The complaint, which purports to be brought as a class action on behalf of purchasers of DFC’s common stock between January 28, 2011 and August 22, 2013, alleges violations of federal securities laws regarding disclosures made by DFC with respect to its compliance with UK regulatory requirements, UK lending practices, and its earnings guidance during the relevant period. On April 9, 2014, the Court named as lead plaintiff in this purported class action a group consisting of the West Palm Beach Police Pension Fund, the Arkansas Teachers Retirement System, the Macomb County Employees Retirement System and the Laborers’ District Council and Contractors’ Pension Fund of Ohio. The complaint seeks unspecified monetary damages and other relief. DFC believes that the complaint is without merit and intends to defend against it vigorously.

In March 2014, DFC was served with a separate purported class action lawsuit filed against it, certain of its senior executives and directors, and the two underwriters who served as joint book-running managers for the Company’s April 7, 2011 common stock offering (the “2011 Offering”) in the United States District Court for the Eastern District of Pennsylvania. The named plaintiff is the Arkansas Teachers Retirement System, and its complaint, which purports to be brought as a class action on behalf of purchasers of the Company’s common stock in the 2011 Offering, alleges violations of federal securities laws regarding disclosures made by DFC with respect to its prospectus and registration statement relating to the 2011 Offering (the “Offering Materials”), and DFC’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 and the Annual Report on Form 10-K for the fiscal year ended June 30, 2010 which were incorporated by reference into the Offering Materials. The complaint seeks unspecified monetary and other relief. DFC believes that the complaint is without merit and intends to defend against it vigorously.

On April 21, 2014, the Court consolidated the above referenced West Palm Beach Police Pension Fund and Arkansas Teachers Retirement System complaints based on the similarity of alleged facts and alleged overlap of putative class members, along with a scheduling order.

Employment Related Litigation

In May 12, 2014, an action was filed against Monetary Management of California (“MMC”) in the Superior Court of the State of California for San Joaquin County on behalf of a former employee and a purported class of similarly situated individuals and members of the general public. The complaint alleges seven claims stemming from plaintiff’s (and a purported class of similarly situated individuals) employment with MMC, including failure to pay all overtime wages, to provide rest periods or compensation in lieu thereof, to provide meal periods or compensation in lieu thereof, to provide itemized employee wage statements, to pay wages due at separation of employment in a timely manner, to pay accrued but unused paid time off and vacation, as well as unlawful and unfair business practices under California law. It is difficult to quantify the potential exposure there may be, if any, from these alleged claims. DFC intends to defend the action vigorously.

Litigation Relating to the Proposed Merger

Six purported class action lawsuits challenging the proposed Merger were filed in the Delaware Chancery Court (the “Court”) between April 8 and May 2, 2014: Michael Marcus v. DFC Global Corp., et al., Civil Action No. 9520-VCP; Maxine Phillips v. DFC Global Corp., et al., Civil Action No. 9558-VCP; Mark Silverstein v. DFC Global Corp., et al., Civil Action No. 9564-VCP; Noh-Joon Choo v. DFC Global Corp., et al., Civil Action No. 9572-VCP; Cordell Jeffrey and Sheila A. Jeffrey v. DFC Global Corp., et al., Civil Action No. 9590-VCP; and KC Gamma Opportunity Fund, LP v. DFC Global Corp., et al., Civil Action No. 9601-VCP.

The initial complaints in the six lawsuits are substantively identical, naming the same defendants and seeking the same relief based on the same asserted claims. The complaints allege that the Merger Consideration is unfair, that the merger is the result of an unfair process and that the terms of the merger are inadequate. The defendants include DFC and its directors, Jeffrey A. Weiss, John Gavin, Clive Kahn, Michael Kooper, Ronald McLaughlin, Edward A. Evans, and David Jessick as defendants along with the Purchaser Parties.

The first count in each of the complaints is brought against DFC’s directors, alleging that they breached their fiduciary duties to stockholders by approving the merger. The second count in each of the complaints is brought against DFC and the Purchaser Parties alleging that those entities aided and abetted the individual defendants’ alleged breaches of fiduciary duty. Each of the complaints seeks class-action certification with the respective named plaintiff as class representative. The complaints seek preliminary and permanent injunctions barring the merger and, if the merger is completed, rescission of the merger or damages. Each of the complaints also seeks an award of attorneys’ fees and expenses.

On April 25, 2014, plaintiff Maxine Phillips filed an amended complaint, adding allegations that DFC’s preliminary proxy statement filed with the SEC on April 18, 2014 is materially false, incomplete and/or misleading, and seeking disclosure of additional information before the stockholder vote. The amended complaint also seeks a constructive trust in favor of plaintiff and the class upon any benefits improperly received by defendants as a result of their alleged wrongful conduct and an accounting and damages. On April 28, 2014, plaintiff Michael Marcus filed an amended complaint adding similar allegations.

On May 7, 2014, plaintiffs Michael Marcus and KC Gamma Opportunity Fund, LP filed motions to consolidate the six actions, with themselves as co-lead plaintiffs and their respective counsel as co-lead counsel. In addition, the two plaintiffs filed motions for expedited proceedings, seeking a preliminary injunction hearing in advance of the stockholder vote scheduled for June 6, 2014.

On May 13, 2014, the Court consolidated the six actions and appointed plaintiffs Michael Marcus and KC Gamma Opportunity Fund, LP as lead plaintiffs and their respective counsel as lead counsel. Also, on May 13, 2014, the Court granted the lead plaintiffs’ motion for expedited proceedings. On May 24, 2014, the lead plaintiffs moved to preliminarily enjoin the special meeting for stockholders to vote on the merger pending the disclosure of additional information, on the grounds that the defendants allegedly failed to disclose material information in the definitive proxy statement relating to the Merger. A hearing on the lead plaintiffs’ motion is scheduled for May 30, 2014, at 10:00 a.m. before the Court.

DFC and its directors believe that the allegations of the complaints are without merit.

SEC Informal Inquiry

On April 4, 2014, we received a letter from the Securities and Exchange Commission’s Division of Enforcement informing us that the Division is conducting an informal inquiry concerning our accounting for loan loss allowances for the fiscal years ended June 30, 2011, 2012 and 2013. The request noted that the inquiry should not be construed as an indication that any violation of the federal securities laws has occurred. We are cooperating fully with the SEC in responding to its inquiry.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. DFC defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether DFC’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on DFC’s Consolidated Statements of Operations to Adjusted EBITDA:

	Year Ended June 30,			Nine Months Ended March 31,			DFC Twelve Month Period Ended March 31, 2014	Mid-holdings Pro Forma Nine Months Ended March 31, 2014
	2011	2012	2013	2013		2014
Summary of Adjusted EBITDA Calculations:
Income (loss) before income taxes (a)	$102.9	$96.2	$28.4	$12.5		$(138.2)	$(122.3)	$(88.1)
Depreciation and amortization	31.4	48.4	51.1	38.7		32.3	44.7	34.5
Amortization of favorable and unfavorable leases	—	—	—	—		—	—	0.8
Interest expense, net	90.8	102.8	119.9	91.3		85.0	113.6	63.1
Stock based compensation expense (b)	7.7	10.4	11.9	9.3		7.2	9.8	7.2
Unrealized foreign exchange (gain) loss (c)	(47.0)	11.5	(1.2)	0.4		8.3	6.7	(23.6)
Net provision on revaluation of pawned gold inventory (d)	—	—	7.1	—		(3.3)	3.8	(3.3)
(Gain) loss on derivatives not designated as hedges (e)	39.3	(2.9)	—	—		—	—	—
Goodwill and other intangible asset impairment	—	27.7	36.4	36.6	(f)	127.3 (g)	127.1	127.3
Gain on sale of subsidiary	—	—	—	—		(1.6)	(1.6)	(1.6)
Provision for litigation settlements	(3.7)	4.1	2.8	2.7	(h)	0.1	0.2	0.1
Refinancing costs	—	—	—	—		2.3	2.3	2.3
Acquisition costs expensed (i)	8.7	3.4	2.3	1.8		0.7	1.2	0.7
Restructuring and other related charges (j)	—	—	8.5	7.0		—	1.5	—
Other items, net (k)	0.1	2.1	7.3	4.9		4.1	6.5	4.1

Adjusted EBITDA	$230.2	$303.7	$274.5	$205.2		$124.2	$193.5	$123.5

(in millions)

(a)	Excludes net loss attributable to non-controlling interests.

(b)	Stock based compensation expense consists of the costs associated with employee and director stock option and restricted stock awards as reported under ASC 718.

(c)	Mark-to-market adjustments for non-functional currency intercompany debt and payables.

(d)	Reserve for the decreased current value of potential unredeemed pawned gold inventory as a result of the decline in the market price of gold.

(e)	Mark to market adjustments on our former cross-currency interest rate swaps which did not qualify as hedges.

(f)	We recognized an intangible asset impairment charge of approximately $5.5 million for the nine months ended March 31, 2013, associated with the termination of our contract with the third-party lender that principally funded the loans for our MILES program.

(g)	We recognized a preliminary goodwill impairment charge of approximately $121.5 million during the nine months ended March 31, 2014, based on the estimated fair value and book value of our DFS, Europe Retail and eCommerce reporting units. Additionally, we recognized an impairment charge of $5.8 million related to DFS’ MILES program indefinite-lived intangible asset.

(h)	Provision for litigation settlements during the nine months ended March 31, 2013 was primarily related to higher than expected claim submissions by eligible customers from litigation previously settled in California.

(i)	Acquisition costs consist of expenses associated with the analysis, diligence and closing of prospective acquisitions.

(j)	Restructuring and other related charges consists of workforce reductions, exit costs and asset impairments incurred as a result of our fiscal 2013 restructuring plan.

(k)	Other items, net consists of a number of other non-recurring charges, including loss on store closings.